Exhibit 99.1

News Release

RAYONIER REPORTS THIRD QUARTER 2020 RESULTS

•Third quarter net loss attributable to Rayonier of ($0.8) million (($0.01) per share) on revenues of $198.9 million
•Third quarter pro forma net income of $7.5 million ($0.06 per share) on pro forma revenues of $191.2 million
•Third quarter operating income of $1.8 million, pro forma operating income of $20.3 million and Adjusted EBITDA of $67.2 million
•Year-to-date cash provided by operations of $138.0 million and cash available for distribution (CAD) of $124.2 million

WILDLIGHT, FL — October 28, 2020 — Rayonier Inc. (NYSE:RYN) today reported third quarter net loss attributable to Rayonier of ($0.8) million, or ($0.01) per share, on revenues of $198.9 million. This compares to net loss attributable to Rayonier of ($0.4) million, or $0.00 per share, on revenues of $156.4 million in the prior year quarter. The third quarter results included costs related to the merger with Pope Resources1 of $0.4 million and timber write-offs resulting from casualty events2 attributable to Rayonier of $7.9 million. Excluding these items, pro forma net income (loss)3 was $7.5 million, or $0.06 per share, versus ($0.4) million, or $0.00 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	September 30, 2020		September 30, 2019
	$	EPS	$	EPS

Revenues	$198.9		$156.4
Sales attributable to noncontrolling interest in Timber Funds	(7.7)		—
Pro forma revenues[3]	$191.2		$156.4

Net loss attributable to Rayonier	($0.8)	($0.01)	($0.4)	—
Costs related to the merger with Pope Resources[1]	0.4	—	—	—
Timber write-offs resulting from casualty events[2] attributable to Rayonier	7.9	0.07	—	—
Pro forma net income (loss)[3]	$7.5	$0.06	($0.4)	—

Third quarter operating income was $1.8 million versus $11.0 million in the prior year period. The current quarter operating income included costs related to the merger with Pope Resources1 of $0.4 million and timber write-offs resulting from casualty events2 of $15.2 million (of which $7.9 million was attributable to Rayonier). Excluding these items and adjusting for the operating loss attributable to noncontrolling interest in Timber Funds, current quarter pro forma operating income3 was $20.3 million. Third quarter Adjusted EBITDA3 was $67.2 million versus $43.2 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss)3 and Adjusted EBITDA3 for the current quarter and comparable prior year period:

	Three Months Ended September 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[3]		Adjusted EBITDA[3]
(millions of dollars)	2020	2019	2020	2019	2020	2019
Southern Timber	$5.1	$9.5	$11.1	$9.5	$26.1	$22.5
Pacific Northwest Timber	(1.8)	(3.6)	(1.8)	(3.6)	9.1	2.7
New Zealand Timber	10.7	10.1	10.7	10.1	18.1	17.7
Timber Funds	(12.4)	—	(0.3)	—	0.2	—
Real Estate	9.5	0.4	9.5	0.4	22.2	5.4
Trading	(0.6)	—	(0.6)	—	(0.6)	—
Corporate and other	(8.7)	(5.4)	(8.3)	(5.4)	(7.9)	(5.1)
Total	$1.8	$11.0	$20.3	$11.0	$67.2	$43.2

Year-to-date cash provided by operating activities was $138.0 million versus $164.2 million in the prior year period. Cash available for distribution (CAD)3 of $124.2 million increased $8.6 million versus the prior year period primarily due to higher Adjusted EBITDA3 ($10.1 million), lower cash taxes paid ($0.7 million) and lower capital expenditures ($2.2 million), partially offset by higher cash interest paid ($4.4 million).

“We delivered strong operating results across our segments in the third quarter despite ongoing challenges associated with the COVID-19 pandemic,” said David Nunes, President and CEO. “Both our U.S. and New Zealand timber operations remained fully-operational throughout the third quarter as we continued to follow enhanced safety protocols to protect our employees, contractors and customers. During the quarter, we also contended with several casualty events, including a hurricane that impacted properties in our Southern Timber segment and wildfires that impacted properties in our Timber Funds segment. Fortunately, no Rayonier employees were injured during these events. While our third quarter results were negatively impacted by inventory write-downs due to damage sustained to standing timber on these properties, I’m pleased that our team was able to quickly mobilize, assess the damage to our lands and execute a plan to maximize salvage opportunities. Overall, I’ve been very encouraged by the resiliency of our business as well as the dedication of our employees as we’ve navigated these various operational challenges.”

“Notably, each of our operating segments registered an increase in Adjusted EBITDA versus the prior year quarter,” continued Nunes. “Southern Timber Adjusted EBITDA improved 16% relative to the prior year quarter, as strong demand for sawlogs amid surging lumber prices resulted in a 16% increase in harvest volumes and an 8% increase in sawtimber stumpage prices. In Pacific Northwest Timber, Adjusted EBITDA more than tripled versus the prior year quarter, as an additional 55,000 tons of harvest volume resulting from the acquisition of Pope Resources was augmented by an 18% increase in weighted-average log prices. New Zealand Timber Adjusted EBITDA improved 2% relative to the prior year quarter, as lower log prices were offset by a 3% increase in harvest volumes and higher carbon credit sales. Real Estate also delivered another strong quarter as Adjusted EBITDA rose significantly versus the prior year quarter driven primarily by strong rural sales demand.”

Hurricane & Wildfire Update

During the third quarter, properties within our Southern Timber and Timber Funds segments were impacted by hurricane and wildfire events, respectively. In our Southern Timber segment, Hurricane Laura made landfall in Louisiana on August 27th as a Category 4 hurricane with 150mph sustained winds, impacting nearly 8,000 acres of our timberland properties in the state. Initial damage assessments indicated that approximately 4,900 acres of pine plantations and 2,900 acres of natural stands sustained severe damage. Of the approximately 4,900 acres of pine plantations, we anticipate being able to salvage approximately 1,000 acres, weather
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

permitting, based on existing mill quotas and the condition of the damaged timber. We do not expect to be able to salvage any of the natural stands. As a result of the hurricane, we wrote off timber basis in the amount of $6.0 million during the third quarter.

In our Timber Funds segment, the Beachie Creek fire in Oregon spread through approximately 9,000 acres of land owned by ORM Timber Fund II, which Rayonier manages and in which Rayonier holds a 20% economic interest, and the Slater fire in Oregon spread through approximately 1,000 acres of land owned by ORM Timber Fund IV, which Rayonier manages and in which Rayonier holds a 15% economic interest. Based on the severity of the damage sustained to these properties, as well as the widespread impact on other timberland owners throughout the Pacific Northwest, we estimate that approximately 60% of the damaged merchantable timber will be salvageable. As a result of the wildfires, we wrote off timber basis of approximately $9.2 million (including $8.8 million in ORM Timber Fund II and $0.4 million in ORM Timber Fund IV) during the third quarter, of which approximately $7.3 million was attributable to the non-controlling interest in the Timber Funds and $1.9 million was attributable to Rayonier.

Due to the nature of these casualty events and the infrequency with which they materially impact our results, we have included these charges as a pro forma item in our third quarter results.

Southern Timber
Third quarter sales of $47.7 million increased $6.4 million, or 15%, versus the prior year period primarily due to higher volumes, partially offset by lower pipeline easement revenue. Harvest volumes increased 16% to 1.48 million tons versus 1.28 million tons in the prior year period due to strong demand for sawtimber and pulpwood products. Average pine sawtimber stumpage prices increased 8% to $25.02 per ton versus $23.16 per ton in the prior year period, primarily due to improved demand for domestic and export grade timber coupled with favorable geographic mix. Average pine pulpwood stumpage prices were flat at $15.50 per ton versus $15.53 per ton in the prior year period. Overall, weighted-average stumpage prices (including hardwood) increased 5% to $18.88 per ton versus $18.05 per ton in the prior year period, primarily driven by higher sawtimber prices coupled with an 8% increase in sawtimber mix. Operating income of $5.1 million decreased $4.4 million versus the prior year period due to the write-off of timber basis as a result of Hurricane Laura ($6.0 million) and lower non-timber income ($2.9 million), partially offset by higher volumes ($1.6 million), higher net stumpage prices ($1.2 million), lower lease and other expenses ($1.6 million) and lower depletion rates ($0.1 million).
Third quarter Adjusted EBITDA3 of $26.1 million was $3.6 million above the prior year period.
Pacific Northwest Timber
Third quarter sales of $28.9 million increased $10.1 million, or 54%, versus the prior year period. Harvest volumes increased 33% to 346,000 tons versus 261,000 tons in the prior year period primarily due to improved sawtimber demand coupled with 55,000 tons of incremental volume from the acquired Pope Resources timberlands. Average delivered sawtimber prices increased 19% to $93.34 per ton versus $78.26 per ton in the prior year period, primarily due to improved domestic lumber markets coupled with a higher percentage of Douglas-fir sawtimber. Average delivered pulpwood prices decreased 15% to $32.12 per ton versus $37.87 per ton in the prior year period, as the deterioration of pulpwood export markets and higher lumber mill residuals resulted in excess domestic supply. Operating loss of $1.8 million improved $1.7 million versus the prior year period due to higher net stumpage prices ($5.0 million) and higher non-timber income ($0.8 million), partially offset by higher depletion rates ($2.6 million) and higher overhead and road maintenance costs ($1.4 million).
Third quarter Adjusted EBITDA3 of $9.1 million was $6.4 million above the prior year period.
New Zealand Timber
Third quarter sales of $62.8 million increased $0.8 million, or 1%, versus the prior year period. Harvest volumes increased 3% to 776,000 tons versus 754,000 tons in the prior year period. Average delivered prices for export sawtimber decreased 1% to $94.42 per ton versus $95.51 per ton in the prior year period, while average delivered prices for domestic sawtimber decreased 7% to $70.24 per ton versus $75.29 per ton in the
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

prior year period. The slight decrease in export sawtimber prices was driven primarily by a buildup of China log inventories and continued competition from lower-cost European log and lumber imports into China. The decrease in domestic sawtimber prices (in U.S. dollar terms) was partially offset by the slight rise in the NZ$/US$ exchange rate (US$0.661 per NZ$1.00 versus US$0.655 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 8% versus the prior year period, generally lagging the prior negative trend in the export market. Operating income of $10.7 million increased $0.6 million versus the prior year period as a result of higher volumes ($0.4 million), higher carbon credit sales ($0.9 million) and lower depletion rates ($0.5 million), partially offset by lower net stumpage prices ($1.0 million) and unfavorable foreign exchange impacts ($0.2 million).
Third quarter Adjusted EBITDA3 of $18.1 million was $0.4 million above the prior year period.
Timber Funds
The Timber Funds segment generated third quarter sales of $9.9 million on harvest volumes of 110,000 tons, and operating loss of $12.4 million. Third quarter operating loss included timber write-offs of $9.2 million resulting from two fires in Oregon.2 Adjusting for the portion of the Timber Funds segment attributable to noncontrolling interests and fee revenue to Rayonier, and excluding timber write-offs resulting from the Oregon fires, pro forma sales3 and pro forma operating loss3 were $2.2 million and ($0.3) million, respectively.
Third quarter Adjusted EBITDA3 was $0.2 million.
Real Estate
Third quarter sales of $28.8 million increased $19.6 million versus the prior year period while operating income of $9.5 million increased $9.0 million versus the prior year period due to a higher number of acres sold (10,562 acres sold versus 1,345 acres sold in the prior year period), partially offset by a decrease in weighted-average prices ($2,332 per acre versus $6,513 per acre in the prior year period).
Improved Development sales of $1.3 million included $1.0 million of sales in the Wildlight development project north of Jacksonville, Florida consisting of 15 residential lots ($65,000 per lot or $377,000 per acre) in addition to a $0.3 million sale of development property in Kitsap County, Washington ($247,000 per acre). This compares to prior year period sales of $4.5 million, which consisted of 21.7 acres of commercial property ($207,000 per acre) in the Wildlight development project.
There were no Unimproved Development sales in the third quarter or the prior year period.
Rural sales of $23.2 million consisted of 10,482 acres at an average price of $2,218 per acre. This compares to prior year period sales of $4.2 million, which consisted of 1,291 acres at an average price of $3,262 per acre.
Timberland and Non-Strategic sales in the current quarter and the prior year quarter were negligible.
During the quarter, we began reporting Conservation Easement sales as a new sales category within the Real Estate segment. Since Conservation Easement sales involve the sale of certain land use rights rather than an outright sale of the land, these sales are not reflected in our average price per acre metrics for the Real Estate segment. Conservation Easement sales during the quarter were $3.1 million and covered 2,150 acres in Kitsap and Mason Counties, Washington ($1,450 per acre). There were no Conservation Easement sales in the prior year period.
Third quarter Adjusted EBITDA3 of $22.2 million was $16.8 million above the prior year period.
Trading
Third quarter sales of $22.2 million decreased $3.0 million versus the prior year period due to lower volumes and prices. Sales volumes decreased 7% to 252,000 tons versus 270,000 tons in the prior year period. The Trading segment generated operating loss of $0.6 million versus breakeven results in the prior year period, due to lower trading margins resulting from lower volumes and prices as well as higher shipping expenses.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Other Items
Third quarter corporate and other operating expenses of $8.7 million increased $3.3 million versus the prior year period, primarily due to higher employee benefit costs ($1.8 million), legal expenses ($0.7 million), costs related to the Pope Resources merger ($0.4 million) and other overheads ($0.4 million). The increase in employee benefit costs was primarily driven by an increase in the annual bonus accrual due to an improved outlook for the year as well as additional headcount from the Pope Resources merger.
Third quarter interest expense of $10.4 million increased $2.4 million versus the prior year period due to higher outstanding debt following the closing of the Pope Resources merger.
Third quarter income tax expense of $0.7 million decreased $1.5 million versus the prior year period. The New Zealand subsidiary is the primary driver of income tax expense.
ATM Equity Offering Program
In September, we established an at-the-market (ATM) equity offering program under which we may sell common shares, from time to time, having an aggregate sales price of up to $300 million. There were no shares issued under the ATM program during the three months ended September 30, 2020, and all $300 million authorized under the program remained available for issuance.
Outlook
“Based on our year-to-date results and expectations for the fourth quarter, we anticipate that full-year Adjusted EBITDA will be modestly above the high end of our prior guidance while pro forma EPS will be around the high end of our prior guidance,” stated Nunes. “In our Southern Timber segment, we expect full-year Adjusted EBITDA toward the higher end of our prior guidance based on continued strong sawtimber demand and pricing, partially offset by lower-priced salvage volume and market impacts from Hurricane Laura. In our Pacific Northwest Timber segment, we expect full-year Adjusted EBITDA well above our prior guidance based on continued strong log demand and pricing. In our New Zealand Timber segment, we expect full-year Adjusted EBITDA near the high end of our prior guidance as our operations continue to normalize following the COVID-19 disruptions earlier this year, with modest improvements anticipated in both export and domestic pricing. In our Real Estate segment, we expect full-year Adjusted EBITDA near the high end of our prior guidance, as we continue to see strong demand and a favorable transaction pipeline across our sales categories. Overall, we remain very encouraged by the stability of our business and the strength of our end markets despite the ongoing uncertainty associated with the COVID-19 pandemic.”

Conference Call
A conference call and live audio webcast will be held on Thursday, October 29, 2020 at 10:00 AM EDT to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 800-857-5752 (domestic) or 312-470-7110 (international), passcode: Rayonier. A replay of the conference call will be available one hour following the call until Saturday, November 28, 2020 by dialing 800-835-5808 (domestic) or 203-369-3353 (international), passcode: 3360.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
2“Timber write-offs resulting from casualty events” include the write-off of merchantable and pre-merchantable timber volume destroyed by casualty events which cannot be salvaged.
3Pro forma net income (loss), Pro forma revenues (sales), Pro forma operating income (loss), Adjusted EBITDA and CAD are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of September 30, 2020, Rayonier owned or leased under long-term agreements approximately 2.7 million acres of timberlands located in the U.S. South (1.75 million acres), U.S. Pacific Northwest (507,000 acres) and New Zealand (416,000 acres). The Company also acts as the managing member in a private equity timber fund business with three funds comprising approximately 141,000 acres. On a “look-through basis”, the Company’s ownership in the timber fund business equates to approximately 17,000 acres. More information is available at www.rayonier.com.
_______________________________________________ ________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, including the recent acquisition of Pope Resources, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events; business disruptions arising from public health crises and outbreaks of communicable diseases, including the current outbreak of the virus known as the novel coronavirus; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma sales,” “pro forma operating income (loss),” “pro forma net (loss) income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Mark McHugh
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
September 30, 2020 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
SALES	$198.9	$195.6	$156.4	$653.6	$532.8
Costs and Expenses
Cost of sales	(180.9)	(154.9)	(134.5)	(545.3)	(418.2)
Selling and general expenses	(14.5)	(12.5)	(10.1)	(37.1)	(30.9)
Other operating expense, net	(1.7)	(16.5)	(0.8)	(19.2)	(2.8)
OPERATING INCOME	1.8	11.7	11.0	52.0	80.9
Interest expense	(10.4)	(9.8)	(8.0)	(28.4)	(23.6)
Interest and other miscellaneous (expense) income, net	(0.2)	1.5	0.8	1.2	3.1
(LOSS) INCOME BEFORE INCOME TAXES	(8.8)	3.4	3.8	24.8	60.4
Income tax expense	(0.7)	(2.9)	(2.3)	(7.4)	(10.2)
NET (LOSS) INCOME	(9.5)	0.5	1.5	17.4	50.2
Less: Net loss (income) attributable to noncontrolling interests in the Operating Partnership	—	(0.2)	—	(0.2)	—
Less: Net loss (income) attributable to noncontrolling interests in consolidated affiliates	8.7	1.4	(1.9)	9.6	(7.1)
NET (LOSS) INCOME ATTRIBUTABLE TO RAYONIER INC.	($0.8)	$1.7	($0.4)	$26.8	$43.1
(LOSS) EARNINGS PER COMMON SHARE
Basic (loss) earnings per share attributable to Rayonier Inc.	($0.01)	$0.01	—	$0.20	$0.33
Diluted (loss) earnings per share attributable to Rayonier Inc.	($0.01)	$0.01	—	$0.20	$0.33

Pro forma net income (loss) per share (a)	$0.06	$0.11	—	$0.17	$0.33

Weighted Average Common Shares used for determining
Basic EPS	136,351,271	133,318,209	129,325,181	132,948,124	129,293,562
Diluted EPS (b)	136,351,271	135,957,026	129,325,181	135,460,456	129,652,462

(a) Pro forma net income (loss) per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b) Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including redeemable operating partnership units) were converted into shares of common stock at the earliest date possible. As of September 30, 2020, there were 136,518,006 common shares and 4,445,153 redeemable operating partnership units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2020 (unaudited)
(millions of dollars)

	September 30,	December 31,
	2020	2019
Assets
Cash and cash equivalents (excluding Timber Funds)	$75.2	$68.7
Cash and cash equivalents (Timber Funds)	3.0	—
Assets held for sale	9.7	—
Other current assets	80.9	57.3
Timber and timberlands, net of depletion and amortization	3,284.7	2,482.0
Higher and better use timberlands and real estate development investments	108.3	81.8
Property, plant and equipment	39.9	31.9
Less - accumulated depreciation	(11.1)	(9.6)
Net property, plant and equipment	28.8	22.3
Restricted cash	0.5	1.2
Right-of-use assets	100.3	99.9
Other assets	35.6	47.8
	$3,727.0	$2,861.0
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Current maturities of long-term debt (excluding Timber Funds)	—	82.0
Other current liabilities	92.1	69.2
Long-term debt (excluding Timber Funds)	1,318.2	973.1
Long-term debt (Timber Funds)	60.4	—
Long-term lease liability	91.1	90.5
Other non-current liabilities	196.6	108.6
Noncontrolling interests in the Operating Partnership	117.5	—
Total Rayonier Inc. shareholders’ equity	1,429.2	1,440.0
Noncontrolling interests in consolidated affiliates	421.9	97.6
Total shareholders’ equity	1,851.1	1,537.6
	$3,727.0	$2,861.0

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
September 30, 2020 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2020	129,331,069	$888.2	$583.0	($31.2)	$97.6	$1,537.6
Net income	—	—	25.9	—	0.5	26.4
Dividends ($0.27 per share)	—	—	(34.8)	—	—	(34.8)
Issuance of shares under incentive stock plans	2,407	0.1	—	—	—	0.1
Stock-based compensation	—	1.5	—	—	—	1.5
Repurchase of common shares made under repurchase program	(152,223)	—	(3.2)	—	—	(3.2)
Other (a)	(14)	—	—	(116.1)	(11.8)	(127.9)
Balance, March 31, 2020	129,181,239	$889.8	$570.9	($147.3)	$86.3	$1,399.7
Issuance of shares in merger with Pope Resources	7,181,071	172.4	—	—	—	172.4
Net income (loss)	—	—	1.9	—	(1.4)	0.5
Net income attributable to noncontrolling interest in the Operating Partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.27 per share)	—	—	(37.0)	—	—	(37.0)
Issuance of shares under incentive stock plans	215,970	0.2	—	—	—	0.2
Stock-based compensation	—	2.7	—	—	—	2.7
Acquisition of noncontrolling interests in consolidated affiliates	—	—	—	—	372.3	372.3
Adjustment of noncontrolling interest in the Operating Partnership	—	—	(3.9)	—	—	(3.9)
Other (a)	(66,168)	(1.6)	—	9.4	(0.5)	7.3
Balance, June 30, 2020	136,512,112	$1,063.5	$531.7	($137.9)	$456.7	$1,914.0
Net loss	—	—	(0.8)	—	(8.7)	(9.5)
Dividends ($0.27 per share)	—	—	(37.3)	—	—	(37.3)
Issuance of shares under incentive stock plans	6,079	0.2	—	—	—	0.2
Stock-based compensation	—	2.0	—	—	—	2.0
Measurement period adjustment of noncontrolling interests in consolidated affiliates	—	—	—	—	(0.7)	(0.7)
Adjustment of noncontrolling interest in the Operating Partnership	—	—	(8.0)	—	—	(8.0)
Other (a)	(185)	(0.5)	—	16.3	(25.4)	(9.6)
Balance, September 30, 2020	136,518,006	$1,065.2	$485.6	($121.6)	$421.9	$1,851.1

C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in consolidated affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2019	129,488,675	$884.3	$672.4	$0.2	$97.7	$1,654.6
Net income	—	—	24.8	—	3.0	27.8
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	26,031	0.6	—	—	—	0.6
Stock-based compensation	—	1.4	—	—	—	1.4
Other (a)	(1,140)	—	—	(6.0)	(2.1)	(8.1)
Balance, March 31, 2019	129,513,566	$886.3	$662.1	($5.8)	$98.6	$1,641.2
Net income	—	—	18.8	—	2.1	20.9
Dividends ($0.27 per share)	—	—	(35.1)	—	—	(35.1)
Issuance of shares under incentive stock plans	250,344	0.2	—	—	—	0.2
Stock-based compensation	—	2.3	—	—	—	2.3
Other (a)	(134,194)	(4.2)	—	(23.7)	(1.3)	(29.2)
Balance, June 30, 2019	129,629,716	$884.6	$645.8	($29.5)	$99.4	$1,600.3
Net (loss) income	—	—	(0.4)	—	1.9	1.5
Dividends ($0.27 per share)	—	—	(34.9)	—	—	(34.9)
Issuance of shares under incentive stock plans	2,423	0.1	—	—	—	0.1
Stock-based compensation	—	1.5	—	—	—	1.5
Repurchase of common shares made under repurchase program	(320,016)	—	(8.4)	—	—	(8.4)
Other (a)	(230)	—	—	(33.7)	(10.8)	(44.5)
Balance, September 30, 2019	129,311,893	$886.2	$602.1	($63.2)	$90.5	$1,515.6

(a)    Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and postretirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, and distributions to noncontrolling interests in consolidated affiliates. The three months ended September 30, 2020 also include the redemption of 1,000 common units in the Operating Partnership for an equal number of Rayonier Inc. common shares, common stock offering costs associated with the “At-the-market” (ATM) offering program, as well as changes related to the recapitalization of the New Zealand JV.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
September 30, 2020 (unaudited)
(millions of dollars)

	Nine Months Ended September 30,
	2020	2019
Cash provided by operating activities:
Net income	$17.4	$50.2
Depreciation, depletion and amortization	119.5	91.9
Non-cash cost of land and improved development	20.7	10.0
Timber-write offs due to casualty events	15.2	—
Gain on large dispositions of timberlands	(28.7)	—
Other items to reconcile net income to cash provided by operating activities	10.1	13.2
Changes in working capital and other assets and liabilities	(16.2)	(1.1)
	138.0	164.2
Cash used for investing activities:
Capital expenditures	(44.7)	(45.3)
Real estate development investments	(5.4)	(3.3)
Purchase of timberlands	(24.4)	(81.9)
Net proceeds from large dispositions of timberlands	115.7	—
Net cash consideration for merger with Pope Resources	(231.1)	—
Other	5.1	(2.3)
	(184.8)	(132.8)
Cash provided by (used for) financing activities:
Net increase in debt	188.0	—
Dividends paid	(109.1)	(106.1)
Distributions to noncontrolling interests in the Operating Partnership	(2.4)	—
Proceeds from the issuance of common shares under incentive stock plan	0.2	0.8
Repurchase of common shares made under repurchase program	(3.2)	(8.4)
Noncontrolling interests in consolidated affiliates redemption of shares	(5.1)	—
Distributions to noncontrolling interest in consolidated affiliates	(8.2)	(7.3)
Other	(4.5)	(4.2)
	55.7	(125.2)
Effect of exchange rate changes on cash and restricted cash	(0.3)	(2.8)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	8.6	(96.6)
Balance, beginning of year	70.0	156.5
Balance, end of period	$78.6	$59.9

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, PRO FORMA SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
September 30, 2020 (unaudited)
(millions of dollars)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2020	2020	2019	2020	2019
Sales
Southern Timber	$47.7	$46.8	$41.3	$147.4	$148.3
Pacific Northwest Timber	28.9	26.2	18.8	86.1	57.9
New Zealand Timber	62.8	41.8	62.0	142.1	181.3
Timber Funds	9.9	7.5	—	17.4	—
Real Estate	28.8	50.0	9.2	197.4	52.7
Trading	22.2	24.3	25.2	65.5	92.7
Intersegment Eliminations	(1.4)	(1.0)	(0.1)	(2.3)	(0.1)
Sales	$198.9	$195.6	$156.4	$653.6	$532.8

Pro forma sales (a)
Southern Timber	$47.7	$46.8	$41.3	$147.4	$148.3
Pacific Northwest Timber	28.9	26.2	18.8	86.1	57.9
New Zealand Timber	62.8	41.8	62.0	142.1	181.3
Timber Funds	2.2	1.7	—	3.9	—
Real Estate	28.8	50.0	9.2	81.4	52.7
Trading	22.2	24.3	25.2	65.5	92.7
Intersegment Eliminations	(1.4)	(1.0)	(0.1)	(2.3)	(0.1)
Pro forma sales	$191.2	$189.8	$156.4	$524.1	$532.8

Operating income (loss)
Southern Timber	$5.1	$11.2	$9.5	$31.4	$45.8
Pacific Northwest Timber	(1.8)	(6.7)	(3.6)	(9.5)	(11.1)
New Zealand Timber	10.7	5.0	10.1	21.1	38.6
Timber Funds	(12.4)	(1.9)	—	(14.3)	—
Real Estate	9.5	24.8	0.4	61.1	25.9
Trading	(0.6)	0.1	—	(0.5)	0.3
Corporate and Other	(8.7)	(20.9)	(5.4)	(37.3)	(18.6)
Operating income	$1.8	$11.7	$11.0	$52.0	$80.9

Pro forma operating income (loss) (a)
Southern Timber	$11.1	$11.2	$9.5	$37.4	$45.8
Pacific Northwest Timber	(1.8)	(6.7)	(3.6)	(9.5)	(11.1)
New Zealand Timber	10.7	5.0	10.1	21.1	38.6
Timber Funds	(0.3)	0.1	—	(0.1)	—
Real Estate	9.5	24.8	0.4	32.4	25.9
Trading	(0.6)	0.1	—	(0.5)	0.3
Corporate and Other	(8.3)	(7.4)	(5.4)	(20.9)	(18.6)
Pro forma operating income	$20.3	$27.2	$11.0	$59.9	$80.9

Adjusted EBITDA (a)
Southern Timber	$26.1	$26.4	$22.5	$85.8	$91.4
Pacific Northwest Timber	9.1	3.9	2.7	22.8	8.0
New Zealand Timber	18.1	9.9	17.7	38.2	59.7
Timber Funds	0.2	0.7	—	0.8	—
Real Estate	22.2	44.6	5.4	65.7	41.1
Trading	(0.6)	0.1	—	(0.5)	0.3
Corporate and Other	(7.9)	(7.0)	(5.1)	(19.9)	(17.7)
Adjusted EBITDA	$67.2	$78.6	$43.2	$192.9	$182.8
(a)Pro forma sales, Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
September 30, 2020 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Nine Months Ended
	September 30,	September 30,
	2020	2019
Cash Provided by Operating Activities	$138.0	$164.2
Working capital and other balance sheet changes	14.6	(3.3)
Costs related to the merger with Pope Resources (a)	16.4	—
Cash Available for Distribution attributable to NCI in Timber Funds	(0.1)	—
Capital expenditures (b)	(44.7)	(45.3)
Cash Available for Distribution (c)	$124.2	$115.6

Net Income	$17.4	$50.2
Operating loss attributable to NCI in Timber Funds	12.3	—
Interest, net attributable to NCI in Timber Funds	0.3	—
Income tax expense attributable to NCI in Timber Funds	0.2	—
Net Income (Excluding NCI in Timber Funds)	$30.2	$50.2
Interest, net and miscellaneous income attributable to Rayonier	27.9	21.2
Income tax expense attributable to Rayonier	7.3	10.2
Depreciation, depletion and amortization attributable to Rayonier	112.2	91.9
Non-cash cost of land and improved development	20.7	10.0
Timber write-offs resulting from casualty events attributable to Rayonier (d)	7.9	—
Non-operating income	(1.0)	(0.8)
Costs related to the merger with Pope Resources (a)	16.4	—
Large Dispositions (e)	(28.7)	—
Adjusted EBITDA (f)	$192.9	$182.8
Cash interest paid attributable to Rayonier (g)	(25.0)	(20.6)
Cash taxes paid attributable to Rayonier	(0.6)	(1.4)
Capital expenditures attributable to Rayonier (b)	(43.1)	(45.3)
Cash Available for Distribution (c)	$124.2	$115.6

Cash Available for Distribution (c)	$124.2	$115.6
Real estate development investments	(5.4)	(3.3)
Cash Available for Distribution after real estate development investments	$118.8	$112.3

F

PRO FORMA SALES (h):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
September 30, 2020
Sales	$47.7	$28.9	$62.8	$9.9	$28.8	$22.2	($1.4)	$198.9
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(7.7)	—	—	—	(7.7)
Pro forma sales	$47.7	$28.9	$62.8	$2.2	$28.8	$22.2	($1.4)	$191.2

June 30, 2020
Sales	$46.8	$26.2	$41.8	$7.5	$50.0	$24.3	($1.0)	$195.6
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(5.8)	—	—	—	(5.8)
Pro forma sales	$46.8	$26.2	$41.8	$1.7	$50.0	$24.3	($1.0)	$189.8

September 30, 2019
Sales	$41.3	$18.8	$62.0	—	$9.2	$25.2	($0.1)	$156.4
Pro forma sales	$41.3	$18.8	$62.0	—	$9.2	$25.2	($0.1)	$156.4

PRO FORMA SALES (h):
Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Intersegment Eliminations	Total
September 30, 2020
Sales	$147.4	$86.1	$142.1	$17.4	$197.4	$65.5	($2.3)	$653.6
Sales attributable to noncontrolling interest in Timber Funds	—	—	—	(13.5)	—	—	—	(13.5)
Large Dispositions (e)	—	—	—	—	(116.0)	—	—	(116.0)
Pro forma sales	$147.4	$86.1	$142.1	$3.9	$81.4	$65.5	($2.3)	$524.1

September 30, 2019
Sales	$148.3	$57.9	$181.3	—	$52.7	$92.7	($0.1)	$532.8
Pro forma sales	$148.3	$57.9	$181.3	—	$52.7	$92.7	($0.1)	$532.8

PRO FORMA NET INCOME (LOSS) (i):
	Three Months Ended						Nine Months Ended
	September 30, 2020		June 30, 2020		September 30, 2019		September 30, 2020		September 30, 2019
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net (Loss) Income Attributable to Rayonier Inc.	($0.8)	($0.01)	$1.7	$0.01	($0.4)	—	$26.8	$0.20	$43.1	$0.33
Costs related to the merger with Pope Resources (a)	0.4	—	13.5	0.10	—	—	16.4	0.12	—	—
Timber write-offs resulting from casualty events attributable to Rayonier (d)	7.9	0.07	—	—	—	—	7.9	0.06	—	—
Large Dispositions (e)	—	—	—	—	—	—	(28.7)	(0.21)	—	—
Pro Forma net income (loss)	$7.5	$0.06	$15.2	$0.11	($0.4)	—	$22.4	$0.17	$43.1	$0.33

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (f) (j):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
September 30, 2020
Operating income (loss)	$5.1	($1.8)	$10.7	($12.4)	$9.5	($0.6)	($8.7)	$1.8
Operating loss attributable to NCI in Timber Funds	—	—	—	10.3	—	—	—	10.3
Timber write-offs resulting from casualty events attributable to Rayonier (d)	6.0	—	—	1.8	—	—	—	7.9
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	0.4	0.4
Pro forma operating income (loss)	$11.1	($1.8)	$10.7	($0.3)	$9.5	($0.6)	($8.3)	$20.3
Depreciation, depletion and amortization	15.0	10.9	7.3	0.5	5.5	—	0.4	39.6
Non-cash cost of land and improved development	—	—	—	—	7.3	—	—	7.3
Adjusted EBITDA	$26.1	$9.1	$18.1	$0.2	$22.2	($0.6)	($7.9)	$67.2

June 30, 2020
Operating income (loss)	$11.2	($6.7)	$5.0	($1.9)	$24.8	$0.1	($20.9)	$11.7
Operating loss attributable to NCI in Timber Funds	—	—	—	2.0	—	—	—	2.0
Costs related to merger with Pope Resources (a)	—	—	—	—	—	—	13.5	13.5
Pro forma operating income (loss)	$11.2	($6.7)	$5.0	$0.1	$24.8	$0.1	($7.4)	$27.2
Depreciation, depletion and amortization	15.2	10.6	4.9	0.5	6.7	—	0.3	38.3
Non-cash cost of land and improved development	—	—	—	—	13.0	—	—	13.0
Adjusted EBITDA	$26.4	$3.9	$9.9	$0.7	$44.6	$0.1	($7.0)	$78.6

September 30, 2019
Operating income (loss)	$9.5	($3.6)	$10.1	—	$0.4	—	($5.4)	$11.0
Depreciation, depletion and amortization	13.0	6.3	7.6	—	0.7	—	0.3	27.8
Non-cash cost of land and improved development	—	—	—	—	4.3	—	—	4.3
Adjusted EBITDA	$22.5	$2.7	$17.7	—	$5.4	—	($5.1)	$43.2

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (f) (j):

Nine Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Timber Funds	Real Estate	Trading	Corporate and Other	Total
September 30, 2020
Operating income (loss)	$31.4	($9.5)	$21.1	($14.3)	$61.1	($0.5)	($37.3)	$52.0
Operating loss attributable to NCI in Timber Funds	—	—	—	12.3	—	—	—	12.3
Timber write-offs resulting from casualty events attributable to Rayonier (d)	6.0	—	—	1.8	—	—	—	7.9
Costs related to the merger with Pope Resources (a)	—	—	—	—	—	—	16.4	16.4
Large Dispositions (e)	—	—	—	—	(28.7)	—	—	(28.7)
Pro forma operating income (loss)	$37.4	($9.5)	$21.1	($0.1)	$32.4	($0.5)	($20.9)	$59.9
Depreciation, depletion and amortization	48.4	32.2	17.1	1.0	12.6	—	1.0	112.2
Non-cash cost of land and improved development	—	—	—	—	20.7	—	—	20.7
Adjusted EBITDA	$85.8	$22.8	$38.2	$0.8	$65.7	($0.5)	($19.9)	$192.9

September 30, 2019
Operating income (loss)	$45.8	($11.1)	$38.6	—	$25.9	$0.3	($18.6)	$80.9
Depreciation, depletion and amortization	45.6	19.2	21.1	—	5.2	—	0.9	91.9
Non-cash cost of land and improved development	—	—	—	—	10.0	—	—	10.0
Adjusted EBITDA	$91.4	$8.0	$59.7	—	$41.1	$0.3	($17.7)	$182.8

(a)“Costs related to the merger with Pope Resources” include legal, accounting, due diligence, consulting and other costs related to the merger with Pope Resources.
(b)Capital expenditures during the nine months ended September 30, 2020 exclude timberland acquisitions. Excluding the Pope Resources acquisition, timberland acquisitions were $24.4 million and $81.9 million, respectively, during the nine months ended September 30, 2020 and September 30, 2019.
F

(c)Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments), CAD attributable to noncontrolling interest in Timber Funds and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to noncontrolling interest in the Operating Partnership, distributions to the New Zealand minority shareholder, repurchase of the Company’s common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(d)“Timber write-offs resulting from casualty events” include the write-off of merchantable and pre-merchantable timber volume destroyed by casualty events which cannot be salvaged.
(e)“Large Dispositions” are defined as transactions involving the sale of timberland that exceed $20 million in size and do not have a demonstrable premium relative to timberland value. In March 2020, the Company completed a disposition of approximately 67,000 acres located in Mississippi for a sales price and gain of approximately $116.0 million and $28.7 million, respectively.
(f)Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income and expense, operating loss attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It removes the impact of specific items that management believes do not directly reflect the core business operations on an ongoing basis attributable to Rayonier.
(g)Cash interest paid is presented net of patronage refunds received of $4.6 million and $4.0 million, respectively, excluding patronage refunds attributable to noncontrolling interest in Timber Funds during the nine months ended September 30, 2020 and September 30, 2019.
(h)Pro forma revenue (sales) is defined as revenue (sales) adjusted for Large Dispositions and sales attributable to the noncontrolling interest in Timber Funds. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(i)Pro forma net income (loss) is defined as net (loss) income attributable to Rayonier Inc. adjusted for costs related to the merger with Pope Resources, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.
(j)Pro forma operating income (loss) is defined as operating income (loss) adjusted for operating loss attributable to noncontrolling interest in Timber Funds, costs related to the merger with Pope Resources, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of ongoing operating results attributable to Rayonier.

F